                                                Filed Pursuant to rule 424(b)(4)
                                                Registration No. 333-42645
Prospectus Supplement
(To Prospectus dated December 31, 1997)

ENRON CORP.
                                                                    [ENRON LOGO]
$250,000,000

6.40% NOTES DUE JULY 15, 2006

$250,000,000

6.95% NOTES DUE JULY 15, 2028

The 6.40% Notes due July 15, 2006 (the "2006 Notes") will mature on July 15, 2006 and the 6.95% Notes due July 15, 2028 (the "2028 Notes") will mature on July 15, 2028. Interest on the 2006 Notes and the 2028 Notes (collectively, the "Notes") will be payable semi-annually on January 15 and July 15, commencing January 15, 1999. Enron Corp. ("Enron"), at its option, may at any time redeem all or any portion of the 2006 Notes or all or any portion of the 2028 Notes at a redemption price equal in each case to the greater of (i) 100% of their respective principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield (as defined herein) plus 15 basis points, plus accrued interest to the date of redemption. See "Description of Notes."

    ------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    ------------------------------------------------------------------------

=============================================================================================================
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                          PUBLIC(1)               DISCOUNT(2)                ENRON(3)
-------------------------------------------------------------------------------------------------------------
 Per 2006 Note....................         99.844%                    .65%                   99.194%
-------------------------------------------------------------------------------------------------------------
 Total............................       $249,610,000              $1,625,000              $247,985,000
-------------------------------------------------------------------------------------------------------------
 Per 2028 Note....................         99.661%                   .875%                   98.786%
-------------------------------------------------------------------------------------------------------------
 Total............................       $249,152,500              $2,187,500              $246,965,000
=============================================================================================================

(1) Plus accrued interest, if any, from July 10, 1998.

(2) Enron has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) Before deducting expenses payable by Enron estimated to be approximately $200,000.

    ------------------------------------------------------------------------

The Notes are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by them, and subject to certain conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the Notes will be delivered in book-entry form only on or about July 10, 1998 through the facilities of DTC against payment therefor in immediately available funds.

                          ---------------------------
                          Joint Book-Running Managers
                          ---------------------------

CHASE SECURITIES INC.                                            LEHMAN BROTHERS

The date of this Prospectus Supplement is July 7, 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS AND SHORT COVERING TRANSACTIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                             ---------------------

                                 CAPITALIZATION

     The following table sets forth the capitalization of Enron and its consolidated subsidiaries as of March 31, 1998 and as adjusted to give effect to
(i) the issuance of 17,250,000 shares of Enron common stock on May 8, 1998, (ii) the issuance by Enron Oil & Gas Company on April 8, 1998 of $150,000,000 aggregate principal amount of Notes due 2028, (iii) the June 1, 1998 maturity of $100,000,000 of Enron notes, and (iv) the issuance of the Notes offered hereby, and the use of the proceeds therefrom. See "Use of Proceeds."

                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                  (IN MILLIONS)
Short-term debt
  Notes payable.............................................  $    --      $    --
  Current maturities of long-term debt......................       --           --
                                                              -------      -------
          Total short-term debt.............................       --           --
                                                              -------      -------
Long-term debt
  Enron:
     Amount reclassified from short-term debt...............    1,434           85
     Notes due 1998-2037 (6.45% to 10.00%)..................    2,863        2,763
     Exchangeable Notes due 1998 (6.25%)....................      228          228
     Notes due 2006 (6.40%).................................       --          250
     Notes due 2028 (6.95%).................................       --          250
  Subsidiary companies:
     Notes due 1998-2021 (5.44% to 9.46%)...................    1,566        1,566
     Notes due 2001-2031 (floating).........................      323          292
     Notes due 2028 (6.65%).................................       --          150
     Other..................................................      104          104
  Enron:
     Senior subordinated debentures due 2005-2012...........      350          350
  Unamortized debt discount and premium.....................      (33)         (35)
                                                              -------      -------
          Total long-term debt..............................    6,835        6,003
                                                              -------      -------
Minority interests..........................................    1,153        1,153
                                                              -------      -------
Company-obligated preferred securities of subsidiaries......      993          993
                                                              -------      -------
Shareholders' equity
  Convertible preferred stock...............................      133          133
  Common stock..............................................    4,230        5,067
  Retained earnings.........................................    1,989        1,984
  Cumulative foreign currency translation adjustment........     (147)        (147)
  Common stock held in treasury.............................     (256)        (256)
  Other, including Flexible Equity Trust....................     (135)        (135)
                                                              -------      -------
          Total shareholders' equity........................    5,814        6,646
                                                              -------      -------
          Total capitalization..............................  $14,795      $14,795
                                                              =======      =======

                                USE OF PROCEEDS

     The net proceeds from the sale of the Notes offered hereby will be used principally to repay short-term indebtedness and for general corporate purposes, including capital expenditures. As of July 7, 1998, the weighted average interest rate on Enron's outstanding short-term indebtedness was approximately 5.71%.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                         THREE MONTHS
                                            ENDED
                                          MARCH 31,
                                             1998        1997    1996    1995    1994    1993
                                         ------------    ----    ----    ----    ----    ----
Ratio of Earnings to Fixed Charges...        2.70        1.02    3.00    2.92    2.34    1.98

                              DESCRIPTION OF NOTES

     The following description of the particular terms of the Notes offered hereby (referred to in the Prospectus (the "Prospectus"), which this Prospectus Supplement accompanies, as the "Offered Debt Securities") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which description reference is hereby made.

GENERAL

     The 2006 Notes will be limited to $250,000,000 aggregate principal amount and will mature on July 15, 2006, and the 2028 Notes will be limited to $250,000,000 aggregate principal amount and will mature on July 15, 2028. The Notes will bear interest at the rates per annum shown on the front cover of this Prospectus Supplement from July 10, 1998 or from the most recent interest payment date to which interest has been paid or provided for, payable semi-annually on January 15 and July 15 of each year, commencing on January 15, 1999, to the person in whose name the Note (or any predecessor Note) is registered at the close of business on the January 1 or July 1, as the case may be, next preceding such interest payment date. Interest on the Notes shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

     With certain exceptions and pursuant to certain requirements set forth in the Indenture, Enron may discharge its obligations under the Indenture with respect to the Notes as described under "Description of Debt
Securities -- Discharge of Indenture" in the Prospectus. Prospective investors are urged to consult their own advisors as to the tax consequences of any such action.

OPTIONAL REDEMPTION

     Enron, at its option, may at any time redeem all or any portion of the 2006 Notes or all or any portion of the 2028 Notes, at a redemption price equal in each case to the greater of (i) 100% of their respective principal amount and
(ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 15 basis points, plus accrued interest to the date of redemption.

     "Treasury Yield" means, with respect to any redemption date applicable to a series of the Notes, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means, with respect to a series of the Notes, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable Notes. "Independent Investment Banker" means, with respect to the Notes offered hereby, an independent investment banking institution of national standing appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date applicable to a series of the Notes, (i) the average of the applicable Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such applicable Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the Notes, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means, with respect to the Notes offered hereby, at least four primary U.S. Government securities dealers in New York City as Enron or the Trustee shall select.

     Holders of the Notes to be redeemed will receive notice thereof by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption.

BOOK-ENTRY ONLY SYSTEM

     The 2006 Notes and the 2028 Notes will be issuable only as registered securities and each series of Notes will be represented by one or more certificates (collectively, the "Global Security") to be registered in the name of the nominee of The Depository Trust Company ("DTC") or any successor depositary (the "Depositary"). The Depositary will maintain the Notes in denominations of $1,000 and integral multiples thereof through its book-entry facilities. In accordance with its normal procedures, the Depositary will record the interests of each Depositary participating firm ("Participant") in the Notes, whether held for its own account or as a nominee for another person.

     So long as the nominee of the Depositary is the registered owner of the Notes, such nominee will be considered the sole owner or holder of the Notes for all purposes under the Indenture and any applicable laws. Except as otherwise provided below, a Beneficial Owner, as hereinafter defined, of interests in the Notes will not be entitled to have the Notes represented by the Global Security registered in their names, will not be entitled to receive a physical certificate representing such ownership interest and will not be considered an owner or holder of the Notes under the Indenture. A Beneficial Owner is the person who has the right to sell, transfer or otherwise dispose of an interest in the Notes and the right to receive the proceeds therefrom, as well as interest, principal and premium (if any) payable in respect thereof. A Beneficial Owner's interest in the Notes will be recorded, in integral multiples of $1,000, on the records of the Participant that maintains such Beneficial Owner's account for such purpose. In turn, the Participant's interest in such Notes will be recorded, in integral multiples of $1,000, on the records of the Depositary. Therefore, the Beneficial Owner must rely on the foregoing arrangements to evidence its interest in the Notes. Beneficial ownership of the Notes may be transferred only by compliance with the procedures of a Beneficial Owner's Participant (e.g., brokerage firm) and the Depositary. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in the Global Security.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Participants to whose account the DTC interests in the Global Security is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Security for certificated Notes, which it will distribute to its Participants in accordance with its customary procedures.

     The rights of ownership must be exercised through the Depositary and the book-entry system. Notices that are to be given to registered owners by the Company or the Trustee will be given only to the Depositary. It is expected that the Depositary will forward the notices to the Participants by its usual procedures, so that Participants may forward such notices to the Beneficial Owners. Neither the Company nor the Trustee will have any responsibility or obligation to assure that any notices are forwarded by the Depositary to any Participant or by any Participant to the Beneficial Owners.

     DTC has advised the Company and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities of Participants and to facilitate the clearance and settlement of securities transactions among Participants in such securities through electronic book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participants, either directly or indirectly. Persons who are not Participants may beneficially own securities held by DTC only through Participants. The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

     Settlement for the Notes will be made in immediately available funds. So long as the Notes are subject to DTC's book-entry system, the Notes will trade in DTC's Same-Day Funds Settlement system until maturity, and therefore DTC will require that secondary trading activity in the Notes be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement dated July 7, 1998, Enron has agreed to sell to each of the Underwriters named below, and each of the Underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below:

                                                              PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                        UNDERWRITERS                           OF 2006 NOTES       OF 2028 NOTES
                        ------------                          ----------------    ----------------
Chase Securities Inc........................................    $125,000,000        $125,000,000
Lehman Brothers Inc.........................................     125,000,000         125,000,000
                                                                ------------        ------------
          Total.............................................    $250,000,000        $250,000,000

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all of the Notes, if any are purchased.

     The Underwriters propose to offer the Notes at the public offering price set forth on the cover page of this Prospectus Supplement and to certain securities dealers at such price less a concession of .375% of the principal amount of the 2006 Notes and .50% of the principal amount of the 2028 Notes. The Underwriters may allow, and such dealers may reallow, a discount not to exceed
 .15% of the principal amount of the 2006 Notes and .20% of the principal amount of the 2028 Notes on sales to certain other brokers and dealers. After the initial public offering, the public offering price, concession and discount may be changed by the Underwriters.

     The Notes are new issues of securities with no established trading market. Enron does not intend to apply for listing of the Notes on a national securities exchange. Enron has been advised by the Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of or any trading market for the Notes.

     The Underwriters have agreed to reimburse Enron, out of the underwriting discounts relating to the Notes, for certain out-of-pocket expenses incurred by it in connection with the offering of the Notes and other projects the Underwriters and Enron are working on together. Enron has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect thereof.

     In connection with the offering of the Notes, the Underwriters may engage in over-allotment, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing or maintaining the price of the Notes. Short covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. Such stabilizing transactions and short covering transactions may cause the price of the Notes to be higher than it would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time.

     The Underwriters and their respective affiliates have provided investment banking and general financing and banking services to Enron, its subsidiaries or affiliates in the past, for which they have received customary compensation and expense reimbursement, and may do so again in the future.

                             VALIDITY OF THE NOTES

     The validity of the Notes will be passed upon for Enron by James V. Derrick, Jr., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron. The validity of the Notes will be passed upon for the Underwriters by Bracewell & Patterson, L.L.P. Bracewell & Patterson, L.L.P. currently provides services to Enron and certain of its subsidiaries and affiliates as outside counsel on matters unrelated to the issuance of the Notes.

PROSPECTUS

                                  [ENRON LOGO]

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                       WARRANTS TO PURCHASE COMMON STOCK
                            ------------------------
     Enron Corp. ("Enron") may offer from time to time (i) secured or unsecured debt securities ("Debt Securities") consisting of debentures, notes or other secured or unsecured evidences of indebtedness in one or more series, and (ii) shares of Preferred Stock, no par value ("Preferred Stock"), in one or more series, which may be represented by depositary shares ("Depositary Shares") evidenced by depositary receipts, or (iii) any combination of the foregoing, at an aggregate initial public offering price not to exceed $1,000,000,000, at prices and on terms to be determined at or prior to the time of sale. In addition, Enron may offer from time to time up to 7.5 million shares of Enron common stock, no par value ("Common Stock"), at prices and on terms to be determined at or prior to the time of sale. Enron may offer from time to time warrants to purchase up to 7.5 million shares of Common Stock ("Stock Warrants") and Common Stock issuable upon exercise of Stock Warrants, at prices and on terms to be determined at or prior to the time of sale.

     Specific terms of the securities in respect of which this Prospectus is being delivered ("Offered Securities") will be set forth in an accompanying Prospectus Supplement ("Prospectus Supplement"), together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following:
(i) in the case of Debt Securities, the specific designation, aggregate principal amount, authorized denomination, maturity, rate (which may be fixed or variable) or method of calculation of interest and dates for payment thereof, and any exchangeability, conversion, redemption, prepayment or sinking fund provisions and any listing on a securities exchange, and (ii) in the case of Preferred Stock, the designation, number of shares or fractional interests therein, liquidation preference per share, initial public offering price, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any redemption or sinking fund provisions and any listing on a securities exchange. If shares of Preferred Stock are to be represented by Depositary Shares, the Prospectus Supplement will set forth the fraction of a share of such Preferred Stock represented by one Depositary Share. With regard to Stock Warrants, if any, the Prospectus Supplement will contain a description of the Common Stock for which each warrant is exercisable and the offering price, if any, exercise price, duration, detachability, call provisions, and other principal terms of the warrants.

     Enron may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See "Plan of Distribution." If any underwriters are involved in the sale of the Offered Securities, the names of such underwriters and any applicable commissions and discounts will be set forth in the related Prospectus Supplement.

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------
               The date of this Prospectus is December 31, 1997.

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR IN A PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER OF ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     Enron is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or from the site maintained by the Commission on the Internet World Wide Web at http://www.sec.gov. Enron's Common Stock is listed on the New York, Midwest and Pacific Stock Exchanges. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 120 South LaSalle Street, Chicago, Illinois 60603; and 301 Pine Street, San Francisco, California 94014.

     This Prospectus constitutes a part of Registration Statements on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statements") filed with the Commission under the Securities Act of 1933 (the "Securities Act") with respect to the Offered Securities. This Prospectus does not contain all of the information set forth in such Registration Statements, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statements and to the exhibits relating thereto for further information with respect to Enron and the Offered Securities. Any statements contained herein concerning the provisions of any document filed as an exhibit to any of the Registration Statements or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Effective July 1, 1997, Enron Corp., a Delaware corporation ("Old Enron"), was reincorporated in Oregon by means of a merger with and into Enron Oregon Corp., an Oregon corporation, which changed its name to Enron Corp. upon consummation of the merger. Unless the context otherwise requires, as used herein the term "Enron" refers to Enron Corp., an Oregon corporation, and to Old Enron, its predecessor Delaware corporation.

     The following documents filed by Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (c) Current Reports on Form 8-K dated July 15, 1997, August 29, 1997 and September 17, 1997; and

          (d) The description of Enron's capital stock set forth in Enron's Registration Statement on Form 8-B filed on July 2, 1997.

     The following documents filed by Old Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:

          (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (b) Current Report on Form 8-K dated March 17, 1997;

          (c) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

          (d) Current Report on Form 8-K dated June 5, 1997.

     Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary Division, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: 713-853-6161).

                               BUSINESS OF ENRON

     Enron, an Oregon corporation, is an integrated natural gas and electricity company headquartered in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 36,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of electricity and other energy related commitments.

     REGULATED OPERATIONS. Enron's operations include interstate transmission of natural gas, construction, management and operation of natural gas and natural gas liquids pipelines, liquids plants, clean fuel plants and power facilities. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron), and all such pipelines are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Transwestern, principally the California market and pipeline interconnects on the east end of Transwestern's system; and Florida Gas, the State of Florida. In addition, Enron holds a 13% interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. An Enron subsidiary operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States.

     On July 1, 1997, Enron acquired Portland General Corporation, the parent company of Portland General Electric Company ("PGE"), by means of a merger of Portland General Corporation with and into Enron. As a result of the merger, PGE is a subsidiary of Enron. PGE is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. PGE also sells energy to wholesale customers throughout the western United States.

     CAPITAL AND TRADE RESOURCES. Through its wholly owned subsidiary Enron Capital & Trade Resources Corp. and its affiliated companies ("ECT"), Enron purchases natural gas, natural gas liquids, electricity and other energy products through a variety of contractual arrangements, including both short-term and long-term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements. ECT markets these energy products to local distribution companies, electric utilities, cogenerators, and both commercial and industrial end-users. ECT also provides price risk management services in connection with natural gas, natural gas liquids and electricity transactions through both physical delivery and financial arrangements.

     ECT offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. ECT's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. ECT provides these services through a variety of instruments, including forward contracts, swap agreements and other contractual commitments.

     RETAIL ENERGY SERVICES. Enron Energy Services ("EES") was established to pursue the significant growth opportunities in anticipation of a fully competitive retail natural gas and electricity market. As states begin to deregulate their natural gas and electricity markets, and as these markets continue to converge, EES's goal is to provide end-users with a broad range of energy choices at more competitive prices. EES has participated in selected natural gas and electric retail marketing pilot programs, including a state-wide electricity pilot in New Hampshire, where individual customers are free to select the power provider of their choice. EES will continue to participate in such programs.

     INTERNATIONAL OPERATIONS AND DEVELOPMENT. Enron's international activities principally involve the independent (non-utility) development, acquisition, financing, promotion and operation of natural gas and power projects in emerging markets, and the marketing of natural gas liquids and other liquid fuels. Development projects are focused on power plants, gas processing and terminaling facilities, and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of direct and indirect ownership interests in and operation of power plants in England, Germany, Guatemala, the Dominican Republic, the Philippines and China; pipeline systems in Argentina and Colombia; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids and other liquid fuels worldwide. Enron is also involved in power, pipeline and liquefied natural gas projects in varying stages of development in China, India, Puerto Rico, Italy, Turkey, Qatar, Vietnam, Israel, Jordan, Bolivia, Brazil, Indonesia, Poland and elsewhere.

     EXPLORATION AND PRODUCTION. Substantially all of Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). EOG is engaged in the exploration for, and development and production of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad, India and, to a lesser extent, selected other international areas. At December 31, 1996, EOG had estimated net proved natural gas reserves of 3,675 billion cubic feet, including 1,180 billion cubic feet of proved undeveloped methane reserves in the Big Piney, Wyoming deep Paleozoic formations, and estimated net proved crude oil, condensate and natural gas liquids reserves of 55 million barrels, and at such date, approximately 74% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 9% in Canada, 10% in Trinidad, and 7% in India. Enron currently owns 53% of the outstanding common stock of EOG.

     Enron, an Oregon corporation, has its principal executive offices at 1400 Smith Street, Houston, Texas 77002, and its telephone number is 713-853-6161.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Offered Securities will be added to Enron's general funds and are expected to be used to retire existing indebtedness and for general corporate purposes, except as may be stated in a Prospectus Supplement.

                   RATIO OF ENRON'S EARNINGS TO FIXED CHARGES
          AND EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                                               NINE MONTHS
                                                  ENDED                     YEAR ENDED DECEMBER 31,
                                              SEPTEMBER 30,   ----------------------------------------------------
                                                  1997          1996       1995       1994       1993       1992
                                              -------------     ----       ----       ----       ----       ----
Ratio of Earnings to Fixed Charges..........       (1)            3.00       2.92       2.34       1.98       1.74
Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends.................       (1)            2.85       2.77       2.25       1.89       1.64

---------------

(1) For the nine months ended September 30, 1997, earnings were inadequate to cover fixed charges and combined fixed charges and preferred stock dividends by $182 million and $199 million, respectively.

     The ratios of earnings to fixed charges and preferred stock dividends are based on continuing operations. "Earnings" represent the aggregate of (a) the pre-tax income of Enron and its majority owned subsidiaries, (b) Enron's share of pre-tax income of its 50% owned companies, (c) any income actually received from less than 50% owned companies, and (d) fixed charges, net of interest capitalized. "Fixed Charges" represent interest (whether expensed or capitalized), amortization of debt discount and expense and that portion of rentals considered to be representative of the interest factor. "Fixed Charges and Preferred Stock Dividends" represent fixed charges (as described above) and preferred stock dividend requirements of Enron and its majority owned subsidiaries.

                         DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of the Offered Debt Securities and the extent, if any, to which such general provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

     The Offered Debt Securities will be secured or unsecured obligations of Enron. Any such unsecured obligations will be issued under an Indenture (the "Indenture") between Enron and Harris Trust and Savings Bank, as Trustee (the "Trustee"), dated as of November 1, 1985, as supplemented. The following statements are summaries of certain provisions contained in the Indenture, the form of which is filed as an exhibit to the Registration Statements of which this Prospectus is a part. Reference is hereby made to the Indenture for full and complete statements of such terms and provisions, including the definitions of certain terms used herein. Wherever reference is made in the following statements to a particular section of the Indenture, such section shall be deemed to be incorporated in such statements as a part thereof. If Offered Debt Securities will be secured obligations of Enron, they will be issued under a separate indenture, which will be described in the Prospectus Supplement relating to such Offered Debt Securities.

GENERAL

     The Indenture does not limit the aggregate principal amount of unsecured debentures, notes or other evidences of indebtedness of Enron (the "Indenture Securities") which may be issued thereunder from time to time in one or more series by Enron, and Enron may in the future issue additional Indenture Securities (in addition to the Offered Debt Securities) under the Indenture. At December 15, 1997, an aggregate of $2,842,200,000 principal amount of Indenture Securities of Enron was issued and outstanding under the Indenture. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt
Securities: (i) the title of the Offered Debt Securities; (ii) any limit upon the aggregate principal amount of the Offered Debt Securities; (iii) the date or dates on which the principal of the Offered Debt Securities is payable; (iv) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which the Offered Debt Securities shall bear interest, if any, the date or dates from which such interest shall accrue or the method by which such date or dates shall be determined, the interest payment dates on which such interest shall be payable and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of (and premium, if any) and interest on Offered Debt Securities shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities may be redeemed, in whole or in part, at the option of Enron, if Enron is to have that option; (vii) the obligation, if any, and the option, if any, of Enron to redeem, purchase or repay Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Debt Securities shall be redeemed, purchased or repaid in whole or in part, pursuant to such obligation or option; (viii) any trustees, paying agents, transfer agents or registrars with respect to Offered Debt Securities; and (ix) any other terms of the Offered Debt Securities (which terms shall not be inconsistent with the provisions of the Indenture). (Section 301.)

     Enron will maintain in each place specified by it for payment of any series of Offered Debt Securities an office or agency where Offered Debt Securities of that series may be presented or surrendered for payment, where Offered Debt Securities of that series may be surrendered for registration of transfer or exchange and where notices and demands to or upon Enron in respect of the Offered Debt Securities of that series and the Indenture may be served.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or integral multiples thereof. (Section 302.) No service charge will be made for any transfer or exchange of such Offered Debt Securities, but Enron may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto. (Section 305.)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount below their principal amount. Material federal income tax, accounting and other considerations applicable to any such Original Issue Discount Securities will be described in any Prospectus Supplement relating thereto. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof as a result of the occurrence of an Event of Default and the continuation thereof. (Section 101.)

LIMITATIONS ON MORTGAGES AND LIENS

     The Indenture provides that so long as any of the Indenture Securities issued under the Indenture (including the Offered Debt Securities) are outstanding, Enron will not, and will not permit any Subsidiary (as defined in the Indenture and herein) to, pledge, mortgage or hypothecate, or permit to exist, except in favor of Enron or any Subsidiary, any mortgage, pledge or other lien upon, any Principal Property (as defined in the Indenture and herein) at any time owned by it, to secure any indebtedness (as defined in the Indenture), unless effective provision is made whereby outstanding Indenture Securities (including the Offered Debt Securities) will be equally and ratably secured with any and all such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. This restriction does not apply to prevent the creation or existence of: (a) mortgages, pledges, liens or encumbrances on any property held or used by Enron or a Subsidiary in connection with the exploration for, development of or production of, oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels, such properties to include, but not be limited to, Enron's or a Subsidiary's interest in any mineral fee interests, oil, gas or other mineral leases, royalty, overriding royalty or net profits interests, production payments and other similar interests, wellhead production equipment, tanks, field gathering lines, leasehold or field separation and processing facilities, compression facilities and other similar personal property and fixtures; (b) mortgages, pledges, liens or encumbrances on oil, gas, natural gas (including liquified gas and storage gas), other hydrocarbons, helium, coal, metals, minerals, steam, timber, geothermal or other natural resources or synthetic fuels produced or recovered from any property, an interest in which is owned or leased by Enron or a Subsidiary; (c) mortgages, pledges, liens or encumbrances (or certain extensions, renewals or refundings thereof) upon any property acquired before or after the date of the Indenture, created at the time of acquisition or within one year thereafter to secure all or a portion of the purchase price thereof, or existing thereon at the date of acquisition, whether or not assumed by Enron or a Subsidiary, provided that every such mortgage, pledge, lien or encumbrance applies only to the property so acquired and fixed improvements thereon; (d) mortgages, pledges, liens or encumbrances upon any property acquired before or after the date of the Indenture by any corporation that is or becomes a Subsidiary after the date of the Indenture ("Acquired Entity"), provided that every such mortgage, pledge, lien or encumbrance (1) shall either (i) exist prior to the time the Acquired Entity becomes a Subsidiary or (ii) be created at the time the Acquired Entity becomes a Subsidiary or within one year thereafter to secure all or a portion of the acquisition price thereof and (2) shall only apply to those properties owned by the Acquired Entity at the time it becomes a Subsidiary or thereafter acquired by it from sources other than Enron or any other Subsidiary; (e) pledges of current assets, in the ordinary course of business, to secure current liabilities; (f) deposits to secure public or statutory obligations; (g) liens to secure indebtedness other than Funded Debt (as defined in the Indenture and herein); (h) mortgages, pledges, liens or encumbrances upon any office, data processing or transportation equipment; (i) mortgages, pledges, liens or encumbrances created or assumed by Enron or a Subsidiary in connection with the issuance of debt securities the interest on which is excludable from gross income of the holder of such security pursuant to the Internal Revenue Code of 1986, as amended, for the purpose of financing the acquisition or construction of property to be used by Enron or a Subsidiary; (j) pledges or assignments of accounts receivable or conditional sales contracts or chattel mortgages and evidences of indebtedness secured thereby, received in connection with the sale by Enron or a

Subsidiary of goods or merchandise to customers; or (k) certain other liens or encumbrances. (Section 1007.)

     Notwithstanding the foregoing, Enron or a Subsidiary may issue, assume or guarantee indebtedness secured by a mortgage which would otherwise be subject to the foregoing restrictions in an aggregate amount which, together with all other indebtedness of Enron or a Subsidiary secured by a mortgage which (if originally issued, assumed or guaranteed at such time) would otherwise be subject to the foregoing restrictions (not including secured indebtedness permitted under the foregoing exceptions), does not at the time exceed 10% of the Consolidated Net Tangible Assets (total assets less (a) total current liabilities, excluding indebtedness due within 12 months, and (b) goodwill, patents and trademarks) of Enron, as shown on the audited consolidated financial statements of Enron as of the end of the fiscal year preceding the date of determination. (Section 1007.)

     The holders of at least 50% in principal amount of the outstanding Indenture Securities under the Indenture (including the Offered Debt Securities) may waive compliance by Enron with the covenant contained in Section 1007 of the Indenture (and certain other covenants of Enron). (Section 1009.)

     The Indenture defines the term "Subsidiary" to mean a corporation all of the voting shares (that is, shares entitled to vote for the election of directors, but excluding shares entitled so to vote only upon the happening of some contingency unless such contingency shall have occurred) of which shall be owned by Enron or by one or more Subsidiaries or by Enron and one or more Subsidiaries. The term "Principal Property" is defined to mean any oil or gas pipeline, gas processing plant or chemical plant located in the United States, except any such property, pipeline or plant that in the opinion of the Board of Directors of Enron is not of material importance to the total business conducted by Enron and its Subsidiaries. "Principal Property" does not include any oil or gas property or the production or any proceeds of production from an oil or gas producing property or the production or any proceeds of production of gas processing plants or oil or gas or petroleum products in any pipeline. (Section 101.)

     The term "indebtedness", as applied to Enron or any Subsidiary, is defined to mean bonds, debentures, notes and other instruments representing obligations created or assumed by any such corporation for the repayment of money borrowed (other than unamortized debt discount or premium). All indebtedness secured by a lien upon property owned by Enron or any Subsidiary and upon which indebtedness any such corporation customarily pays interest, even though such corporation has not assumed or become liable for the payment of such indebtedness, is also deemed to be indebtedness of any such corporation. All indebtedness for money borrowed incurred by other persons which is directly guaranteed as to payment of principal by Enron or any Subsidiary is for all purposes of the Indenture deemed to be indebtedness of any such corporation, but no other contingent obligation of any such corporation in respect of indebtedness incurred by other persons is for any purpose deemed indebtedness of such corporation. Indebtedness of Enron or any Subsidiary does not include (i) amounts which are payable only out of all or a portion of the oil, gas, natural gas, helium, coal, metals, minerals, steam, timber or other natural resources produced, derived or extracted from properties owned or developed by such corporation; (ii) any amount representing capitalized lease obligations; (iii) any indebtedness incurred to finance oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel exploration or development, payable, with respect to principal and interest, solely out of the proceeds of oil, gas, natural gas, helium, coal, metals, minerals, steam, timber, hydrocarbons or geothermal or other natural resources or synthetic fuel to be produced, sold and/or delivered by Enron or any Subsidiary; (iv) indirect guarantees or other contingent obligations in connection with the indebtedness of others, including agreements, contingent or otherwise, with such other persons or with third persons with respect to, or to permit or ensure the payment of, obligations of such other persons, including, without limitation, agreements to purchase or repurchase obligations of such other persons, agreements to advance or supply funds to or to invest in such other persons or agreements to pay for property, products or services of such other persons (whether or not conferred, delivered or rendered) and any demand charge, throughput, take-or-pay, keep-well, make-whole, cash deficiency, maintenance of working capital or earnings or similar agreements; and (v) any guarantees with respect to lease or other similar periodic payments to be made by other persons. (Section 101.)

     The term "Funded Debt" as applied to any corporation means all indebtedness incurred, created, assumed or guaranteed by such corporation, or upon which it customarily pays interest charges, which matures, or is renewable by such corporation to a date, more than one year after the date as of which Funded Debt is being determined; provided, however, that the term "Funded Debt" shall not include (i) indebtedness incurred in the ordinary course of business representing borrowings, regardless of when payable, of such corporation from time to time against, but not in excess of the face amount of, its installment accounts receivable for the sale of appliances and equipment sold in the regular course of business or (ii) advances for construction and security deposits received by such corporation in the ordinary course of business. (Section 101.)

     The foregoing limitations on mortgages, pledges and liens are intended to limit other creditors of Enron from obtaining preference or priority over holders of the Indenture Securities issued under the Indenture, but are not intended to prevent other creditors from sharing equally and ratably and without preference ("pari passu") over the holders of such Indenture Securities. While such limitations on mortgages and liens do provide protection to the holders of the Indenture Securities, there are a number of exceptions to such restrictions which could result in certain assets of Enron and its Subsidiaries being encumbered without equally and ratably securing the Indenture Securities issued under the Indenture. Specifically, the restrictions apply only to pledges, mortgages or liens upon "Principal Property" (as defined in the Indenture and herein) to secure any "indebtedness" (as defined in the Indenture and herein), unless effective provision is made whereby outstanding Securities will be equally and ratably secured with any such indebtedness and with any other indebtedness similarly entitled to be equally and ratably secured. There are certain exceptions to the definition of "indebtedness," which are enumerated in the Indenture and herein. In addition, the restrictions do not apply to prevent the creation or existence of mortgages, pledges, liens or encumbrances on certain types of properties or pursuant to certain types of transactions, all as enumerated in the Indenture and above. Also, up to 10% of Consolidated Net Tangible Assets (as defined in the Indenture and herein) is not subject to the mortgage and lien limitations contained in the Indenture.

     Unless otherwise indicated in a Prospectus Supplement, the covenants contained in the Indenture and the Indenture Securities would not necessarily afford holders of the Indenture Securities protection in the event of a highly leveraged or other transaction involving Enron that may adversely affect holders.

MODIFICATION OF THE INDENTURE

     With certain exceptions, the Indenture provides that, with the consent of the holders of not less than 50% in principal amount of all outstanding Indenture Securities (including, where applicable, the Offered Debt Securities) affected thereby, Enron and the Trustee may enter into a supplemental indenture for the purpose of adding to, changing or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of Indenture Securities under the Indenture. Notwithstanding the foregoing, the consent of the holder of each outstanding Indenture Security affected thereby will be required to: (a) change the Stated Maturity (as defined in the Indenture) of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change any Place of Payment (as defined in the Indenture) where, or change the coin or currency in which, any Indenture Security or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date, as defined in the Indenture); (b) reduce the percentage in principal amount of the outstanding Indenture Securities of any series, the consent of whose holders is required for any supplemental indenture or for any waiver provided for in the Indenture; or (c) with certain exceptions, modify any of the provisions of the sections of the Indenture which concern waivers of past defaults, waivers of certain covenants or consent to supplemental indentures, except to increase the percentage of principal amount of Indenture Securities of any series, the holders of which are required to effect such waiver or consent, or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each outstanding Indenture Security affected thereby. The Indenture provides that a supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Indenture Securities, or which modifies the rights of the holders of Indenture Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Indenture Securities of any other series. (Section 902.)

EVENTS OF DEFAULT AND RIGHTS UPON DEFAULT

     Under the Indenture, the term "Event of Default" with respect to any series of Indenture Securities, means any one of the following events which shall have occurred and is continuing: (a) default in the payment of any interest upon any Indenture Security of that series when it becomes due and payable or default in the payment of any mandatory sinking fund payment provided for by the terms of any series of Indenture Securities, and continuance of such default for a period of 30 days; (b) default in the payment of the principal of (or premium, if any, on) any Indenture Security of that series at its maturity; (c) default in the performance, or breach, of any covenant or warranty of Enron in the Indenture (other than a covenant or warranty a default in the performance of which or the breach of which is otherwise specifically dealt with in the Indenture or which has been expressly included in the Indenture solely for the benefit of one or more series of Indenture Securities other than that series), and continuance of such default or breach for 60 days after there has been given to Enron by the Trustee, or to Enron and the Trustee by the holders of at least 25% in principal amount of all outstanding Indenture Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture; or (d) certain events involving Enron in bankruptcy, receivership or other insolvency proceedings or an assignment for the benefit of creditors. (Section 501.)

     If an Event of Default described in clause (a) or (b) in the foregoing paragraph has occurred and is continuing with respect to Indenture Securities of any series, the Indenture provides that the Trustee or the holders of not less than 25% in principal amount of the outstanding Indenture Securities of that series may declare the principal amount of all of the Indenture Securities of that series to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default described in clause (c) or (d) of the foregoing paragraph occurs and is continuing, the Trustee or the holders of not less than 25% in principal amount of all of the Indenture Securities then outstanding may declare the principal amount of all of the Indenture Securities to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. (Section 502.)

     A default under other indebtedness of Enron is not an Event of Default under the Indenture, and an Event of Default under one series of Indenture Securities will not necessarily be an Event of Default under another series.

     At any time after such a declaration of acceleration with respect to Indenture Securities of any series (or of all series, as the case may be) has been made and before judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in principal amount of the outstanding Indenture Securities of that series (or of all series, as the case may be) may rescind and annul such declaration and its consequences, if, subject to certain conditions, all Events of Default with respect to Indenture Securities of that series (or of all series, as the case may be), other than the non-payment of the principal of the Indenture Securities due solely by such declaration of acceleration, have been cured or waived and all payments due (other than by acceleration) have been paid or deposited with the Trustee. (Section 502.) With certain exceptions, the holders of not less than a majority in principal amount of the outstanding Indenture Securities of any series, on behalf of the holders of all the Indenture Securities of such series, may waive any past default described in clause (a) or (b) of the first paragraph of this heading "Events of Default and Rights Upon Default" (or, in the case of a default described in clause (c) or (d) of such paragraph, the holders of a majority in principal amount of all outstanding Indenture Securities may waive any such past default), and its consequences, except a default (a) in the payment of the principal of (or premium, if any) or interest on any Indenture Security, or (b) in respect of a covenant or provision of the Indenture which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Indenture Security of such series affected. (Section 513.)

     The holders of not less than a majority in principal amount of the Indenture Securities of any series at the time outstanding are empowered under the terms of the Indenture, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Section 512.)

     The Indenture further provides that no holder of an Indenture Security of any series may enforce the Indenture except in the case of failure by the Trustee to act for 60 days after notice of a continuing Event of Default with respect to the Indenture Securities of that series and after request by the holders of not less than 25% in principal amount of the outstanding Indenture Securities of such series and the offer to the Trustee of reasonable indemnity, but this provision will not prevent a holder of any Indenture Security from enforcing the payment of the principal of, and interest on, such holder's Indenture Security. (Sections 507 and 508.)

     The Indenture requires that Enron deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer's Certificate, stating whether to the best knowledge of the signers thereof Enron is in default in the performance and observance of certain of the terms of the Indenture and, if so, specifying each such default and the nature and status thereof of which the signers may have knowledge. (Section 1008.)

DISCHARGE OF INDENTURE

     With certain exceptions, Enron may discharge its obligations under the Indenture with respect to any series of Indenture Securities by (i) paying or causing to be paid the principal of (and premium, if any) and interest on all the Indenture Securities of such series outstanding, as and when the same shall become due and payable; (ii) delivering to the Trustee all outstanding Indenture Securities of such series for cancellation; or (iii) entering into an agreement in form and substance satisfactory to Enron and the Trustee providing for the creation of an escrow fund and depositing in trust with the Trustee, as escrow agent of such fund, sufficient funds in cash and/or Eligible Obligations and/or U.S. Government Obligations, maturing as to principal and interest in such amounts and at such times as will be sufficient to pay at the Stated Maturity or Redemption Date all such Indenture Securities of such series not previously delivered to the Trustee for cancellation, including principal (and premium, if any) and interest to the Stated Maturity or Redemption Date. (Section 401.)

     The Indenture defines "Eligible Obligations" to mean interest bearing obligations as a result of the deposit of which the Indenture Securities are rated in the highest generic long-term debt rating category assigned to legally defeased debt by one or more nationally recognized rating agencies. (Section 101.)

     For federal income tax purposes, there is a substantial risk that a legal defeasance of a series of Indenture Securities by the deposit of cash, Eligible Obligations or U.S. Government Obligations in a trust would be characterized by the Internal Revenue Service or a court as a taxable exchange by the holders of the Indenture Securities of that series for either (i) an issue of obligations of the defeasance trust or (ii) a direct interest in the cash and/or Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust. If the defeasance were so characterized, then a holder of an Indenture Security of the series defeased would be: (i) required to recognize gain or loss (which would be capital gain or loss if the Indenture Securities were held as a capital asset) at the time of the defeasance as if the Indenture Security had been sold at such time for an amount equal to the amount of cash and the fair market value of the Eligible Obligations and/or U.S. Government Obligations held in the defeasance trust; (ii) required to include in income in each taxable year the interest and any original issue discount or gain or loss attributable to either such defeasance trust obligations or such securities, as the case may be; and
(iii) subject to the market discount provisions of the Internal Revenue Code as they may pertain to such defeasance trust obligations or such securities. As a result, a holder of an Indenture Security may be required to pay taxes on any such gain or income even though such holder may not have received any cash therefrom. Prospective investors are urged to consult their own advisors as to the tax consequences of an actual or legal defeasance, including the applicability and effect of tax laws other than federal income tax law.

CONCERNING THE TRUSTEE

     Harris Trust and Savings Bank is the Trustee under the Indenture. Such bank also acts as a depository of funds for, makes loans to, and performs other services for, Enron in the normal course of business, including acting as trustee under other indentures of Enron. The corporate trust office of the Trustee is located at 311 West Monroe, Chicago, Illinois, 60690.

     The Trustee may resign from its duties with respect to the Indenture at any time or may be removed by Enron. If the Trustee resigns, is removed or becomes incapable of acting as Trustee or a vacancy occurs in the office of the Trustee for any reason, a successor Trustee shall be appointed in accordance with the provisions of the Indenture. (Article Six.)

     The Indenture contains the provisions required by the Trust Indenture Act of 1939 with reference to the disqualification of the Trustee if it shall have or acquire any "conflicting interest", as therein defined. (Section 608.) The Indenture also contains certain limitations on the right of the Trustee, as a creditor of Enron, to obtain payment of claims in certain cases, or to realize on certain property received by it in respect of any such claims, as security or otherwise. (Section 613.)

                    DESCRIPTION OF ENRON CORP. CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     At December 15, 1997, the authorized capital stock of Enron was 616,500,000 shares, consisting of:

          (a) 16,500,000 shares of Preferred Stock, no par value, of which:

           (i) 1,337,757 shares of Cumulative Second Preferred Convertible Stock were outstanding, and

               (ii) 35.568509 shares of 9.142% Perpetual Second Preferred Stock were issued and are held by an Enron subsidiary; and

          (b) 600,000,000 shares of Common Stock, no par value (the "Common Stock"), of which 310,944,953 shares were outstanding.

     The following descriptions of certain of the provisions of the Amended and Restated Articles of Incorporation of Enron (the "Enron Charter") and the Bylaws of Enron ("Enron Bylaws") are summaries and do not purport to be complete, and are qualified in their entirety by reference to the Enron Charter and the Enron Bylaws filed as exhibits to this Registration Statement.

COMMON STOCK

     Enron is authorized to issue up to 600,000,000 shares of Enron Common Stock. The holders of Enron Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. The holders of Enron Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Enron out of legally available funds subject to the rights of any preferred stock. In the event of liquidation, dissolution or winding up of Enron, the holders of Enron Common Stock are entitled to share ratably in all assets of Enron remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of Enron Preferred Stock that may be outstanding. The holders of Enron Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Enron Common Stock are subject to those of holders of Enron Preferred Stock, including any series of Enron Preferred Stock issued in the future.

PREFERRED STOCK

     The following is a general description of the terms of the Preferred Stock of Enron. The particular terms of any series of Preferred Stock offered hereby ("Offered Preferred Stock") will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the Offered Preferred Stock of each series will be fixed or designated pursuant to a certificate of designations adopted by the Board of Directors or a duly authorized committee thereof. The description of Preferred Stock set forth below and the description of the terms of a particular series of Offered Preferred Stock that will be set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designations relating to such series.

     The Offered Preferred Stock shall rank in preference to the Common Stock as to payment of dividends and as to distribution of assets of Enron upon the liquidation, dissolution or winding up of Enron. Upon issuance against full payment of the purchase price therefor, shares of Offered Preferred Stock will be fully paid and nonassessable.

     Enron is authorized to issue up to 16,500,000 shares of Preferred Stock. An aggregate of 1,370,000 shares of Enron Preferred Stock are designated the Cumulative Second Preferred Convertible Stock ("Enron Convertible Preferred Stock"), and an aggregate of 35.568509 shares of Enron Preferred Stock are designated the 9.142% Perpetual Second Preferred Stock ("Enron 9.142% Preferred Stock").

     In addition to the Enron Convertible Preferred Stock and the Enron 9.142% Preferred Stock, the Enron Board of Directors has authority, without shareholder approval (except to the extent that holders of any series of Enron Preferred Stock are entitled by their terms to class voting rights), to issue shares of Enron Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Enron Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Enron Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Enron.

ENRON CONVERTIBLE PREFERRED STOCK

     The following summary of the terms of the Enron Convertible Preferred Stock is qualified in its entirety by reference to the form of series designation for the Enron Convertible Preferred Stock filed as an exhibit to this registration statement.

     The annual rate of dividends payable on shares of the Enron Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Enron Common Stock into which one share of Enron Convertible Preferred Stock are convertible (currently 13.652 shares, subject to adjustment). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron Common Stock and rank equally with the dividend rights on the Enron 9.142% Preferred Stock.

     The amount payable on shares of the Enron Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Enron Convertible Preferred Stock are superior to the Enron Common Stock and rank equally with the liquidation rights of the Enron 9.142% Preferred Stock. The Enron Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100 per share, together with accrued dividends to the date of distribution or payment. Each share of Enron Convertible Preferred Stock is convertible initially into 13.652 shares of Enron Common Stock at any time at the option of the holder (which conversion rate is and will be subject to certain adjustments).

     Holders of Enron Convertible Preferred Stock are entitled to vote together with the Enron Common Stock on all matters submitted to a vote of Enron shareholders, with each share of Enron Convertible Preferred Stock having a number of votes equal to the number of shares of Enron Common Stock into which one share of Enron Convertible Preferred Stock is convertible. In addition, holders of Enron Convertible Preferred Stock are entitled to certain class voting rights, including (unless provision is made for redemption of such shares) (a) the requirement for approval by the holders of at least two-thirds of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect (i) an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron Convertible Preferred Stock or reduces the time for any notice to which the holders of the Enron Convertible Preferred Stock may be entitled, (ii) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron Convertible Preferred Stock, (iii) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or (iv) the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron Convertible Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron Convertible Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and (b) the requirement for approval by the holders of at least a majority of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect (i) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron Convertible Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron Convertible Preferred Stock that, together with number of shares of Enron Convertible Preferred Stock and other Preferred Stock ranking on parity with the Enron Convertible Preferred Stock then outstanding, would equal 5,000,000, or (ii) the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron Convertible Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation. In addition, if dividend payments on the Enron Convertible Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron Convertible Preferred Stock (together with holders of any parity stock similarly affected) shall have certain voting rights to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.

9.142% PREFERRED STOCK

     The following summary of the terms of the Enron 9.142% Preferred Stock is qualified in its entirety by reference to the form of series designation for the Enron 9.142% Preferred Stock included as an exhibit to this registration statement.

     The annual rate of dividends payable on shares of the Enron 9.142% Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron Common Stock and rank equally with the dividend rights on the Enron Convertible Preferred Stock.

     The amount payable on shares of the Enron 9.142% Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights of the Enron 9.142% Preferred Stock are superior to the Enron Common Stock and rank equally with the liquidation rights of the Enron Convertible Preferred Stock.

     The Enron 9.142% Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary will have the rights, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

     The holders of Enron 9.142% Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including (unless provision is made for redemption of such shares) (a) the requirement for approval by the holders of at least two-thirds of the Enron 9.142% Preferred Stock (voting together with the holders of all other shares of parity stock similarly affected), to effect (i) an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron 9.142% Preferred Stock or would reduce the time for any notice to which the holders of the Enron 9.142% Preferred Stock may be entitled, (ii) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron 9.142% Preferred Stock, (iii) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or (iv) the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron 9.142% Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron 9.142% Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and (b) the requirement for approval by the holders of at least a majority of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect (i) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron 9.142% Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock that, together with number of shares of Enron 9.142% Preferred Stock and other Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock then outstanding, would equal 5,000,000, or (ii) the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron 9.142% Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron 9.142% Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation. In addition, if dividend payments on the Enron 9.142% Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron 9.142% Preferred Stock (together with holders of any other parity stock similarly affected) shall have certain voting rights to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.

CERTAIN PROVISIONS OF THE ENRON CHARTER AND BYLAWS

     Fair Price Provision. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10 percent of Enron's voting stock) be approved by the holders of at least 80 percent of Enron's voting stock, unless (a) the transaction is approved by at least 80 percent of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the Related Person or (c) certain "fair price" and procedural requirements are satisfied.

     The Enron Charter defines "Business Transaction" as (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. "Continuing Director" is defined to mean a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's shareholders, was approved by a vote of at least 80 percent of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of Enron).

     Advance Notice Requirements for Shareholder Proposals and Nominations. The Enron Bylaws provide that for business to be properly brought before an annual meeting of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given to the Secretary of Enron timely notice in writing of the business to be brought before an annual meeting of shareholders. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time). A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. No business shall be conducted at an annual meeting except in accordance with the procedures outlined above.

     The Enron Bylaws provide that only persons who are nominated for election as a director of Enron in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of shareholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time), and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OREGON LAW

     Business Combinations with Interested Shareholders. Enron is subject to the provisions of Sections 60.825-60.845 of the Oregon Business Corporation Act ("OBCA"), which generally provide that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors has approved, prior to the date the person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date the person became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

     Control Share Statute. As is permitted by the OBCA, the Enron Charter provides that Enron is not subject to the Oregon Control Share Act. The Oregon Control Share Act restricts the ability of a shareholder of certain Oregon-based corporations to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors, except as authorized by a vote of the corporation's disinterested shareholders.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     Enron may, at its option, elect to offer fractional interests in the Offered Preferred Stock. In the event such option is exercised, Enron will offer depositary shares ("Depositary Shares"), each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Offered Preferred Stock as described below.

     The Offered Preferred Stock of any series represented by Depositary Shares will be deposited under a deposit agreement (the "Deposit Agreement") between Enron and a bank or trust company selected by Enron having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each registered holder of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts ("Depositary Receipts") issued pursuant to the Deposit Agreement. Depositary Receipts will be distributed to those persons purchasing the fractional interests in Offered Preferred Stock in accordance with the terms of the offering set forth in the applicable Prospectus Supplement. A copy of the form of Deposit Agreement is filed as an exhibit to the Registration Statements of which this Prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibit.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Depositary will distribute all dividends or other cash distributions received in respect of the Offered Preferred Stock to the record holders of Depositary Shares relating to such Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash or rights, preferences or privileges upon the Offered Preferred Stock, the Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto in proportion to the number of such Depositary Shares owned by such holders, unless the Depositary determines that such distribution cannot be made proportionately among such holders or that it is not feasible to make such distribution, in which case the Depositary may, with the approval of Enron, sell such securities or property and distribute the net proceeds from such sale to such holders or adopt such other method as it deems equitable and practicable for effecting such distribution.

WITHDRAWAL OF THE OFFERED PREFERRED STOCK

     Upon surrender of the Depositary Receipts at the corporate trust office of the Depositary (unless the related Offered Preferred Stock or Depositary Shares have previously been called for redemption), and upon payment of the charges provided in the Deposit Agreement and subject to the terms thereof, the holder of the Depositary Shares evidenced thereby is entitled to delivery at such office to or upon his order the number of whole shares of Offered Preferred Stock and any money or other property represented by such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Offered Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Offered Preferred Stock thus withdrawn, and any subsequent holders of those shares, will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Shares therefor.

REDEMPTION OF DEPOSITARY SHARES

     Upon redemption of Offered Preferred Stock represented by Depositary Shares, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing Offered Preferred Stock so redeemed, provided Enron shall have paid in full to the Depositary the redemption price of the Offered Preferred Stock to be redeemed (which redemption price shall include an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption). The redemption price per Depositary Share will be equal to the applicable fraction of the redemption price and any other amounts per share payable with respect to the Offered Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Depositary by lot or pro rata or by any other equitable method, in each case as may be determined by Enron.

VOTING OF THE OFFERED PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the Offered Preferred Stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the Offered Preferred Stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Offered Preferred Stock represented by such holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote the number of shares of Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, and Enron will agree to take all reasonable action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting Offered Preferred Stock (but, at its discretion, not from appearing at any meeting with respect to such Offered Preferred Stock) to the extent it does not receive specific instructions from the holders of Depositary Shares representing Offered Preferred Stock.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between Enron and the Depositary. However, any amendment which materially and adversely alters the rights of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the Depositary Shares then outstanding.

     The Deposit Agreement may be terminated by Enron upon not less than 60 days' notice, whereupon the Depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Offered Preferred Stock represented by such Depositary Receipts. The Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares have been redeemed, or (ii) there has been a final distribution in respect of the Offered Preferred Stock in connection with any liquidation, dissolution or winding up of Enron and such distribution has been made to the holders of Depositary Receipts.

CHARGES OF DEPOSITARY

     Enron will pay all transfer and other taxes and governmental charges arising solely from the existence of the Depositary arrangements. Enron will pay the fees and expenses of the Depositary in connection with the performance of its duties under the Deposit Agreement, to the extent specified in the Deposit Agreement. Holders of Depositary Receipts will pay transfer and other taxes and governmental charges.

MISCELLANEOUS

     Enron will forward to holders of Depositary Shares any reports and communications that it sends to holders of Offered Preferred Stock.

     Neither the Depositary nor Enron will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of Enron and the Depositary under the Deposit Agreement will be limited to performing their duties thereunder without negligence or willful misconduct, and Enron and the Depositary will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or any Offered Preferred Stock unless satisfactory indemnity is furnished. Enron and the Depositary may rely on advice of counsel or accountants, on information provided by holders of Depositary Shares or other persons believed to be authorized or competent and on documents believed to be genuine.

     In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and Enron, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from Enron.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The Depositary may resign at any time by delivering to Enron notice of its election to do so, and Enron may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having, alone or together with its affiliates, a combined capital and surplus of at least $50,000,000.

                DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK

     The following statements with respect to the Stock Warrants are summaries of, and subject to, the detailed provisions of a warrant agreement ("Stock Warrant Agreement") to be entered into by Enron and a warrant agent to be selected at the time of issue (the "Stock Warrant Agent"), and having the terms described in the Prospectus Supplement relating thereto.

GENERAL

     The Stock Warrants, evidenced by warrant certificates (the "Stock Warrant Certificates"), may be issued under the Stock Warrant Agreement independently or together with any Offered Securities and may be attached to or separate from such Offered Securities. If Stock Warrants are offered, the Prospectus Supplement will describe the terms of the warrants, including the following: (1) the offering price, if any; (2) the number of shares of Common Stock purchasable upon exercise of one Stock Warrant and the initial price at which such shares may be purchased upon exercise; (3) the date on which the right to exercise the Stock Warrants shall commence and the date on which such right shall expire; and
(4) any other terms of the Stock Warrants. The shares of Common Stock issuable upon exercise of the Stock Warrants will, when issued in accordance with the Stock Warrant Agreement, be fully paid and nonassessable.

EXERCISE OF STOCK WARRANTS

     Stock Warrants may be exercised by surrendering to the Stock Warrant Agent the Stock Warrant Certificate signed by the warrantholder, or his duly authorized agent, indicating the warrantholder's election to exercise all or a portion of the Stock Warrants evidenced by the certificate. Surrendered Stock Warrant Certificates shall be accompanied by payment of the aggregate exercise price of the Stock Warrants to be exercised, as set forth in the Prospectus Supplement, which payment may be made in the form of cash or a check equal to the exercise price. Certificates evidencing duly exercised Stock Warrants shall be delivered by the Stock Warrant Agent to the transfer agent for the Common Stock. Upon receipt thereof, the transfer agent shall deliver or cause to be delivered, to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of Common Stock purchased. If fewer than all of the Stock Warrants evidenced by any certificate are exercised, the Stock Warrant Agent shall deliver to the exercising warrantholder a new Stock Warrant Certificate representing the unexercised Stock Warrants.

ANTIDILUTION PROVISIONS

     The exercise price payable and the number of shares of Common Stock purchasable upon the exercise of each Stock Warrant will be subject to adjustment in certain events, including (1) the issuance of a stock dividend to holders of Common Stock or a combination, subdivision or reclassification of Common Stock; (2) the issuance of rights, warrants or options to all holders of Enron's Common Stock entitling the holders thereof to purchase Common Stock for an aggregate consideration per share less than the current market price per share of Common Stock; or (3) any distribution by Enron to the holders of its Common Stock of evidences of indebtedness of Enron or of assets (excluding cash dividends or distributions payable out of consolidated earnings and earned surplus and dividends or distributions referred to in (1) above). In lieu of adjusting the number of shares of Common Stock purchasable upon exercise of each Stock Warrant, Enron may elect to adjust the number of Stock Warrants. No adjustment in the number of shares purchasable upon exercise of the Stock Warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. Enron may, at its option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of Stock Warrants, but Enron will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger or sale or conveyance of the property of Enron as an entirety or substantially as an entirety, the holder of each outstanding Stock Warrant upon exercise thereof shall have the right to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of Common Stock for which such Stock Warrant was exercisable immediately prior thereto.

NO RIGHTS AS STOCKHOLDERS

     Holders of Stock Warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of Enron or any other matter or to exercise any rights whatsoever as stockholders of Enron.

                              PLAN OF DISTRIBUTION

     Enron may sell the Offered Securities (i) through underwriters or dealers;
(ii) directly to purchasers; or (iii) through agents. The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters or agents, if required, the purchase price of the Offered Securities and the proceeds to Enron from such sale, any delayed delivery arrangements, any underwriting discounts and commissions and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with the sale of the Offered Securities, underwriters, brokers, dealers or agents may be deemed to have received compensation from Enron in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent or to whom they may sell as principal. Underwriters or agents may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, Enron will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. To the extent required, the names of dealers or brokers acting as dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Offered Securities may be sold directly by Enron or through agents designated by Enron from time to time. Any agent acting as an underwriter in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by Enron to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, Enron will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from Enron at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     The Offered Securities (other than the Common Stock), when first issued, will have no established trading market. Any underwriters or agents to or through whom Offered Securities are sold for public offering and sale may make a market in such Offered Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Offered Securities.

     Agents, dealers and underwriters may be entitled under agreements with Enron to indemnification by Enron against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for Enron in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for the Offered Securities.

                             VALIDITY OF SECURITIES

     The validity of the Offered Securities will be passed upon for Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron.

                                    EXPERTS

     The consolidated financial statements included in Enron's Current Report on Form 8-K dated March 17, 1997 and consolidated financial statements and schedule included in Enron's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

     The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1996, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY TO ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ENRON SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS SALE.

------------------------------------------------------------

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Capitalization                               S-2
Use of Proceeds                              S-3
Ratio of Earnings to Fixed Charges           S-3
Description of Notes                         S-3
Underwriting                                 S-5
Validity of the Notes                        S-6

PROSPECTUS

Available Information                          2
Incorporation of Certain Documents by
  Reference                                    3
Business of Enron                              4
Use of Proceeds                                6
Ratio of Enron's Earnings to Fixed Charges
  and Earnings to Fixed Charges and
  Preferred Stock Dividends                    6
Description of Debt Securities                 7
Description of Enron Corp.
  Capital Stock                               14
Description of Depositary Shares              19
Description of Warrants to Purchase Common
  Stock                                       21
Plan of Distribution                          23
Validity of Securities                        24
Experts                                       24


Prospectus Supplement

ENRON CORP.

$250,000,000

6.40% NOTES DUE JULY 15, 2006

$250,000,000

6.95% NOTES DUE JULY 15, 2028

             [ENRON LOGO]

     ---------------------------
     Joint Book-Running Managers
     ---------------------------

CHASE SECURITIES INC.

LEHMAN BROTHERS

Dated July 7, 1998